Exhibit 3.9

OXFORD MINING COMPANY, LLC

(an Ohio limited liability company)

Amendment to Amended and Restated Operating Agreement

March 30, 2009

This Amendment to Amended and Restated Operating Agreement (this “Amendment”) is executed effective as of the date set forth above by the sole member of Oxford Mining Company, LLC (the “Company”), amending the Oxford Mining Company, LLC Amended and Restated Operating Agreement (the “Operating Agreement”).

1. Amendment. The Operating Agreement is amended by amending Section 11 of the Operating Agreement to read in its entirety as follows:

11. Management. The business and affairs of the Company shall be managed by the Member, which management shall be accomplished by and through Oxford GP which is the Member’s general partner. In this regard, any action authorized by Oxford GP in so managing the business and affairs of the Company, including without limitation action involving the execution and/or delivery of any and all documents relating to the business and affairs of the Company, may be taken for and on behalf of the Company by any officer of the Company, including in any such case execution by any such officer of the Company of any and all such documents in one of the following formats (or any reasonably similar format) for such execution, provided that, where such authorization by Oxford GP specifically authorizes the same by specific officers of the Company, then such specific officers shall be the only ones so authorized in that instance:

Oxford Mining Company, LLC

By:
Name:	[Name of Officer]
Title:	[Title of Officer]

-or-

Oxford Mining Company, LLC

By:
[Name of Officer], [Title of Officer]

2. Effect of Amendment. Except as hereby amended, the remaining terms and conditions of the Operating Agreement are hereby ratified and confirmed in all respects and shall remain in full force and effect, and the Operating Agreement, as amended hereby, shall constitute the operating agreement of the Company and its sole member.

IN WITNESS WHEREOF, the undersigned, being and as the sole member of the Company, has executed this Amendment effective as of the date first set forth above.

OXFORD RESOURCE PARTNERS, LP
By Oxford Resources GP, LLC, its General Partner

By:	/s/ Charles C. Ungurean
Charles C. Ungurean
President and Chief Executive Officer